UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 6, 2019

Frontier Communications Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-11001 (Commission File Number)	06-0619596 (IRS Employer Identification No.)
401 Merritt 7, Norwalk, Connecticut (Address of principal executive offices)	06851 (Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.25 par value	FTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

The Board of Directors of Frontier Communications Corporation (the “Company”) appointed Mr. Sheldon Bruha, currently the Company’s Interim Chief Financial Officer, to serve as the Company’s Chief Financial Officer effective as of June 3, 2019.

On June 7, 2019, the Company and Mr. Bruha entered into an offer letter to reflect his appointment as permanent Chief Financial Officer.  Under the terms of the letter agreement, Mr. Bruha’s base salary is $550,000, 2019 cash retention award is $550,000 with an ongoing retention target of $900,000, 2019 target performance retention award is $450,000 with an ongoing target of $600,000, and 2019 target quarterly bonus plan award is $137,500 per quarter.  Mr. Bruha’s awards will be subject to the recapture provisions applicable to the Company’s 2019 executive compensation program awards as described in the Company’s Form 10-K for the year ended December 31, 2018.  In addition, he will receive a one-time grant of 100,000 restricted stock awards vesting over three years.

Mr. Bruha is also subject to the terms of the Senior Leadership Team Severance Plan (the Severance Plan), which covers, among others, our NEOs.  The Severance Plan is described in detail in the Company’s 2019 proxy statement filed with the SEC on March 27, 2019.

There are no arrangements or understandings between Mr. Bruha and any other persons in connection with his appointment. There are no family relationships between Mr. Bruha and any director or executive officer of the Company, and Mr. Bruha is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Mr. Bruha as Chief Financial Officer is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Election of Directors

On June 6, 2019, the Board of Directors of the Company elected Mr. Kevin L. Beebe, Mr. Paul M. Keglevic and Mr. Mohsin Y. Meghji to serve as Directors of the Company.

Messrs. Beebe, Keglevic and Meghji were appointed by the Board to serve on the Finance Committee, which will continue to be chaired by Mr. Robert A. Schriesheim. The Finance Committee’s primary responsibilities are to evaluate the Company’s capital structure and consider, evaluate and negotiate capital markets and/or financing transactions and/or strategic alternatives for the Company and its stakeholders.  In addition, Messrs. Beebe, Keglevic and Meghji were appointed by the Board to serve on the Audit Committee and Mr. Beebe will serve also on the Compensation Committee.

Messrs. Schriesheim, Beebe, Keglevic and Meghji will be compensated for their service on the Board and the Finance Committee as follows:

•

The Chair of the Finance Committee shall receive (in addition to compensation payable for service on the Board): (i) a quarterly fee of $366,250 in cash, payable in advance; and (ii) supplemental compensation of $1.0 million in cash, which amount shall be required to be repaid to the Company if the Chair resigns prior to the completion of a specified transaction.

•	The members of the Finance Committee (other than the Chair) shall receive (in addition to compensation payable for service on the Board) a quarterly fee of $96,250 in cash, payable in advance.

The Board approved a change to the form of compensation for all non-employee directors, such that the annual retainer and fees of $215,000 will be paid in cash, in equal quarterly installments in advance, in lieu of the current mix of cash and stock units.  In addition, the stipend for the Chairman of the Board will be paid in cash, in equal quarterly installments in advance, in lieu of the current mix of cash and stock units.

Director Resignation

On June 6, 2019, Michael R. McDonnell resigned from the Board of Directors of Company, including the committees on which he served, effective as of such date. Mr. McDonnell is resigning due to the demands of other commitments and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the Company’s press release announcing the matters described above is filed herewith as Exhibit 99.2 and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1      Press Release issued by Frontier Communications Corporation on June 7, 2019

99.2      Press Release issued by Frontier Communications Corporation on June 7, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: June 7, 2019	By:	/s/ Mark D. Nielsen
Mark D. Nielsen
Executive Vice President, Chief Legal Officer, Chief Transaction Officer and Secretary